Exhibit 99.2

WorldGate Raises $1.5 Million in Private Placement

Trevose, Pa., January 21, 2004 – WorldGate Communications, Inc. (NASDAQ: WGAT) today announced that the Company has entered into definitive agreements with four institutional investors in connection with a private placement of the Company’s common stock raising gross proceeds to the company of approximately $1.5 million. Three of these same institutional investors previously provided the Company with $1.6 million of funding in early December 2003.

WorldGate has agreed to sell an additional 1,000,000 shares of newly issued common stock at $1.50 per share. The investors also received a right, for a limited period of time, to purchase additional shares equal to 20% of the common stock initially purchased by the investors at $1.50 a share. The investors will also receive five-year warrants to purchase 300,000 shares of common stock at $1.875 per share.

The proceeds of the financing are now expected to allow the Company to develop the Company’s Ojo video phone product, produce trial units, conduct trials with broadband operators and to initialize commercial manufacturing of its Ojo units.

“The fact that the investors which provided funding in December are adding to their investment at a price that is 88% higher than the prior investment price is indicative, I believe, of their increasing confidence in Ojo’s technology and design and in our ability to deliver a true-to-life, viable consumer video phone,” commented Hal Krisbergh  chairman and CEO of WorldGate.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. The Company has agreed to file a registration statement on Form SB-2 within 30 days after the closing of the transaction for purposes of registering the shares of Common Stock acquired by the investors for resale.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski

Vice President

Chief Financial Officer

215-354-5312

jboyarski@wgate.com